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As filed with the Securities and Exchange Commission on July 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHUFFLE MASTER, INC.
(Exact name of Registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1448495 (I.R.S. Employer Identification No.)

1106 Palms Airport Drive
Las Vegas, NV 89119
Telephone: (702) 270-5161
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Mr. Jerome R. Smith, Senior Vice President and General Counsel
Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, NV 89119
(702) 270-5161
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Kirk A. Davenport, Esq.
Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Telephone: (212) 906-1200

Approximate date of commencement of the proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	767,076 shares	$31.57	$24,216,589	$3,069

(1)
Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) of the Securities Act, on the basis of the average high and low prices of the registrant's common stock on July 28, 2004.

(2)
Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying 0.0001267 by the proposed maximum aggregate offering price.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 30, 2004

SHUFFLE MASTER, INC.

767,076 Shares of Common Stock

        This prospectus relates to 767,076 shares of common stock of Shuffle Master, Inc, which may be sold from time to time by the selling stockholders named herein, or their transferees, pledges, donees or successors. We issued the shares of common stock to Casinos Austria Aktiengesellschaft in connection with our acquisition of CARD Casinos Austria Research and Development GmbH on May 13, 2004.

        All of the proceeds from the sale of the shares covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of these shares.

        The selling stockholders may offer the common stock through one or more of the methods described under the caption "Plan of Distribution" in this prospectus.

        Our common stock trades on The Nasdaq National Market under the ticker symbol "SHFL." On July 28, 2004, the closing price of one share of our common stock was $31.84.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of this prospectus.

None of the Securities and Exchange Commission (the "SEC"), any state securities commission, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Mississippi Gaming Commission, the New Jersey Casino Control Commission or any other gaming authority has passed upon the adequacy or accuracy of this prospectus or the investment merits of the securities offered hereby. Any representation to the contrary is unlawful.

The date of this prospectus is                        , 2004.

        In making your investment decision, you should rely on the information contained in this prospectus, including the information we are incorporating by reference, and your own examination of us. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        This prospectus incorporates documents by reference that are not presented in or delivered with it. This means that we have disclosed certain material information by referring a reader to certain documents. These documents (other than exhibits to such documents unless specifically incorporated by reference) are available, without charge, upon written or oral request directed to Shuffle Master, Inc., at our principal executive offices located at 1106 Palms Airport Drive, Las Vegas, Nevada 89119; telephone (702) 897-7150.

        The following documents, which have been filed by us with the SEC pursuant to the Exchange Act (File No. 0-20820), are incorporated in this prospectus by reference and shall be deemed to be a part hereof:

    (a)
    Annual Report on Form 10-K for the fiscal year ended October 31, 2003;

    (b)
    Quarterly Report on Form 10-Q for the three months ended January 31, 2004;

    (c)
    Quarterly Report on Form 10-Q for the three months ended April 30, 2004;

    (d)
    Proxy Statement on Schedule 14A, dated as of February 23, 2004;

    (e)
    Current Report on Form 8-K, dated as of February 24, 2004;

    (f)
    Current Report on Form 8-K, dated as of April 15, 2004;

    (g)
    Current Report on Form 8-K, dated as of May 13, 2004;

    (h)
    Current Report on Form 8-K, dated as of June 4, 2004;

    (i)
    Amendment No. 1 to Current Report on Form 8-K/A, dated as of July 27, 2004;

i

    (j)
    Amendment No. 2 to Current Report on Form 8-K/A, dated as of July 27, 2004;

    (k)
    The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A filed on July 10, 1998; and

    (l)
    All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the common stock, other than, unless specified therein, information under Item 9 or 12 of any Current Report on Form 8-K.

        Any statement (including our financial statements for the year ended October 31, 2003 contained in our Current Report on Form 8-K, dated as of April 15, 2004) contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

AVAILABLE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act and in accordance therewith file reports, proxy and information statements and other information with the SEC. The reports, proxy and information statements and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of such material from the SEC by mail at prescribed rates. You should direct requests to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http://www.sec.gov) that contains the reports, proxy statements and other information filed by us. Our common stock is traded on the Nasdaq National Market under the symbol "SHFL."

        We maintain an Internet website at www.shufflemaster.com and we make available on the website, free of charge, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after filing such material electronically with the SEC. We also provide a variety of other information including all of our press releases. We have included our website address in this filing only as a textual reference. The information contained on our website is not incorporated by reference in this prospectus. You may obtain information, including the documents incorporated by reference, from us, 1106 Palms Airport Drive, Las Vegas, Nevada 89119, Attention: Investor Relations, telephone (702) 897-7150 or through our Internet website at www.shufflemaster.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we have incorporated by reference contain forward-looking statements that are based on management's beliefs, as well as on assumptions made by and information available to management. We consider such statements to be made under the safe harbor created by the federal securities laws to which we are subject, and, other than as required by law, we assume no obligation to update or supplement such statements.

        These statements can be identified by the fact that they do not relate strictly to historical or current facts, and are based on management's current beliefs and expectations about future events, as well as on assumptions made by and information available to management. These forward-looking statements include statements that reflect management's beliefs, plans, objectives, goals, expectations, anticipations, intentions with respect to our financial condition, results of operations, future

ii

performance and business, including statements relating to our business strategy and our current and future development plans. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "might," "may," "could," "will" and similar expressions or the negative thereof, as they relate to our company or our management, identify forward-looking statements.

        Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following:

  •
  changes in the level of consumer or commercial acceptance of our existing products and new products as introduced;

  •
  advances by competitors;

  •
  acceleration and/or deceleration of various product development, promotion and distribution schedules;

  •
  product performance issues;

  •
  higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs;

  •
  changes in our business systems or in technologies affecting our products or operations;

  •
  reliance on strategic relationships with distributors and technology and manufacturing vendors;

  •
  current and/or future litigation or claims;

  •
  tax matters including changes in tax legislation or assessments by taxing authorities;

  •
  acquisitions or divestitures by us or our competitors of various product lines or businesses and, in particular, integration of businesses that we may acquire;

  •
  changes to our intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents;

  •
  regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction's regulatory scheme or approach, etc.) involving us and our products specifically or the gaming industry in general;

  •
  general and casino industry economic conditions;

  •
  the financial health of our casino and distributor customers, suppliers and distributors, both nationally and internationally;

  •
  our ability to meet our debt service obligations and to refinance our indebtedness, which will depend on our future performance and other conditions or events and will be subject to many factors that are beyond our control; and

  •
  various risks related to our customers' operations in countries outside the United States, including currency fluctuation risk, which could increase the volatility of our results from such operations.

        Additional information on these and other risk factors that could potentially affect our financial results may be found in documents filed by us with the Securities and Exchange Commission, including our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K.

iii

SUMMARY

        The following summary contains basic information about us and this offering. It does not contain all of the information that you should consider in making your investment decision. You should read and consider carefully all of the information in this prospectus, including the information set forth under "Risk Factors," as well as the more detailed financial information, including the consolidated financial statements and related notes thereto, appearing elsewhere or incorporated by reference in this prospectus, before making an investment decision. Unless the context indicates otherwise, all references in this prospectus to "Shuffle Master," the "Company," "our," "us" and "we" refer to Shuffle Master, Inc. and its subsidiaries as a combined entity.

        In December 2003, our Board of Directors approved and we committed to divest our slot product operations and assets, and we substantially completed this divestiture in late January, 2004. Except as otherwise noted, financial information for all periods presented has been reclassified to reflect our slot products as discontinued operations.

Shuffle Master, Inc.

        Shuffle Master, Inc. specializes in providing casino and other gaming customers with automatic card shufflers and other Utility Products to improve their profitability, productivity and security, as well as Entertainment Products, including proprietary poker, blackjack, baccarat, and pai gow poker based table games. As of April 30, 2004, we had an installed unit base of approximately 12,142 shufflers and approximately 3,044 table games. Installed base is the sum of the product units under lease or license agreements and inception-to-date sold units. We believe that installed units is an important gauge of segment performance because it measures historical market placements of leased and sold units and it provides insight into potential markets for service and next generation products. Some sold units may no longer be in use by our casino customers or may have been replaced by other models. Accordingly, we do not know precisely the number of units currently in use.

        We have acquired or are developing other products to automatically gather data and to enable casinos to track table game players, such as our Bloodhound™ and Intelligent Table System™ products. We are also re-engineering our multi-player video platform, Table Master™ (acquired in April 2003), to cost-effectively deliver to casinos and others our popular branded table game content on the choice of either a live table or a multi-player video platform. We expect to complete initial development or re-engineering of and begin marketing certain of these products in late fiscal 2004.

        We group our product offerings into two business segments, summarized as follows:

  •
  Utility Products. We develop and market a full complement of automatic card shufflers for use with the vast majority of card table games placed in casinos and other gaming locations, including our own proprietary table games. In addition to selling and servicing, we also lease shufflers, which provides us with recurring revenue. Automatic shufflers increase table game productivity and security which results in increased profitability for the casinos and other table game operators. Additionally, we have acquired or are developing products to automatically gather data and to enable casinos to track table game players, such as our Bloodhound and Intelligent Table System products. These products are intended to cost-effectively provide casinos and our other customers with data on table game play for security and marketing purposes, which in turn allows them to increase their profitability.

  •
  Entertainment Products. We develop or acquire and market a broad range of proprietary table game entertainment content to casinos and others. Products in this segment include our traditional live proprietary poker, baccarat, pai gow poker and blackjack table games. Our products include Let It Ride®, Three Card Poker®, Four Card Poker®, Fortune Pai Gow® and Royal Match 21™, each of which we believe to be among the best selling proprietary table games. The majority of these products are leased to our customers, which provides us with recurring revenue. Starting in late fiscal 2004, we intend to begin delivery of Table Master, an electronic version of a card table game which features a video screen that projects a virtual video dealer who interacts with players on each of five included betting stations. Table Master also possesses a video tabletop that displays players' cards, plays and bets and uses a player-activated button panel that simulates the player options of a live table game. Products in this segment focus on cost-effectively delivering to casinos and others popular table game content on either live table or multi-player video platforms.

        The table below presents our product lines and the percentage of total revenue from continuing operations contributed by each product line in fiscal years ending October 31:

	Percentage of Total Revenue from Continuing Operations
Product Line
	2001	2002	2003
Utility Products:
Shufflers	64.1%	58.9%	56.4%
Intelligent Table System and Bloodhound	—	*	*
Entertainment Products:
Proprietary Table Games	35.2%	40.8%	42.2%
Table Master	—	—	*
Other	*	*	*

	100.0%	100.0%	100.0%

*
Less than 1%.

Recent Developments

Legal Proceedings

        As a result of our acquisition of CARD Casinos Austria Research and Development GmbH & Co KG ("CARD"), which closed on May 13, 2004, all of the then pending litigations in the United States, Australia and the United Kingdom between CARD and us have been terminated and dismissed.

        On July 15, 2004, we filed a patent infringement lawsuit against Gaming Entertainment, Inc. ("GEI") in the United States District Court for the District of Nevada. The lawsuit alleges that GEI's 3-5-7 Game infringes one of our Three Card Poker patents. We are seeking a permanent injunction and an as yet undetermined amount of damages against GEI. GEI has not yet answered our complaint, but we expect that GEI will contest all of the claims alleged in our complaint. We believe that we will prevail in this litigation.

        On July 30, 2004, we filed a complaint against MP Games LLC and certain other defendants in the United States District Court for the District of Nevada. The complaint alleges that the defendants' MP21 System violates two patents owned by us. The complaint also alleges misappropriation of trade secrets against certain, but not all, of the defendants, and also includes claims for correction of named inventor on certain related patents held in the name of certain of the defendants. We are also seeking a permanent injunction and an as yet undetermined amount of damages against all of the defendants. The defendants have not yet been served and thus, have not yet answered the complaint. We expect that all of the defendants will contest all of the claims alleged in our complaint. We believe that we will prevail in this litigation.

The Offering

Issuer	Shuffle Master, Inc.
Common stock offered by the selling stockholders	767,067 shares
Common stock to be outstanding immediately after this offering	23,207,057(1)
Use of Proceeds
The net proceeds from the sale of the securities covered by this prospectus will be received by the selling stockholders. We will not receive any of the proceeds from any sale by any selling stockholder securities covered by this prospectus. See "Use of Proceeds."
Listing of Common stock	Our common stock is listed on the Nasdaq National Market under the symbol "SHFL."

(1)
Based on the outstanding shares as of July 15, 2004.

Risk Factors

        Investing in our common stock involves substantial risk. See the "Risk Factors" section of this prospectus for a description of a number of the risks you should consider before investing in our common stock.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in, or incorporated by reference in, this prospectus before making a decision to invest. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to Our Business

Our intellectual property may be infringed or misappropriated or subject to claims of infringement and invalidity.

        We protect our intellectual property rights through a combination of patent, trademark, copyright and trade secret laws, as well as licensing agreements and third-party nondisclosure and assignment agreements. Because of the differences in foreign patent, trademark and other laws concerning proprietary rights, our intellectual property may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations and financial condition.

        We have numerous patents and trademarks, and utilize patent protection in the U.S. relating to certain existing and proposed processes and products. We cannot assure you that all of our existing patents are valid or will continue to be valid, or that any pending patent applications will be approved. Our competitors have in the past challenged, are currently challenging, and may in the future challenge the validity or enforceability of our patents. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. We cannot assure you that competitors will not infringe on any of our patents. Further, we cannot assure you that we will have adequate resources to enforce our patents.

        We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, advisors and collaborators to enter into confidentiality agreements. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

        We rely on our trademarks, trade names, and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

        We also face the risk that we have infringed third parties' intellectual property rights. For example, our competitors in both the U.S. and foreign countries, some of which have substantially greater resources and have made substantial investments in competing technologies, have applied for and obtained, and may in the future apply for and obtain, patents that may prevent, limit or otherwise interfere with our ability to make and sell our products.

        Significant litigation regarding intellectual property rights exists in our industry. We have in the past made, are currently making, and may in the future make, enforcement claims against third parties, and third parties have in the past made, are currently making, and may in the future make, claims of infringement against us or against our licensees or manufacturers in connection with their use of our technology. As discussed in "Recent Developments" and Note 12 to our condensed consolidated financial statements included in Part 1, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, incorporated by reference in this prospectus, we are currently in litigation over various intellectual property matters. Any claims, even those made by third parties which are without merit, could:

  •
  be expensive and time consuming to defend;

  •
  cause one or more of our patents to be ruled or rendered unenforceable or invalid;

  •
  cause us to cease making, licensing or using products that incorporate the challenged intellectual property;

  •
  require us to redesign, reengineer or rebrand our products, if feasible;

  •
  divert management's attention and resources; or

  •
  require us to enter into royalty or licensing agreements in order to obtain the right to use a necessary product, process or component.

        Any royalty or licensing agreements, if required, may not be available to us on acceptable terms or at all. A successful challenge to or invalidation of one of our patents or trademarks, or a successful claim of infringement against us or one of our licensees in connection with its use of our technology, could adversely affect our business.

The gaming industry is highly regulated, and we must adhere to various regulations and maintain our licenses to continue our operations.

        Our products are subject to extensive regulation under the laws, rules and regulations of the jurisdictions where they are used. We will also become subject to regulation in any other jurisdiction where our customers operate in the future. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interests in gaming operations, including makers of gaming equipment such as ourselves. Some jurisdictions, however, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to and periodic reports concerning gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. For a summary of gaming regulations that affect our business, see "Gaming Regulation" in our Annual Report on Form 10-K for the year ended October 31, 2003, incorporated by reference in this prospectus and the section herein entitled "Regulation and Licensing."

        In addition, legislative and regulatory changes may affect the demand for our products. Such changes could affect us in a variety of ways, including the introduction of limitations on our products or opportunities for the use of our products, and the fostering of competitive games or technologies at our or our customers' expense. For example, current regulations in a number of jurisdictions where our customers operate limit the amount of space allocable to slot machines, and substantial changes in those regulations may adversely affect demand for our products. We cannot assure you that changes in current or future laws or regulations or future judicial intervention in any particular jurisdiction would not have a material adverse effect on our existing and proposed foreign and domestic operations. Our business will also suffer if our products became obsolete due to changes in laws or regulations or the regulatory framework.

Litigation may subject us to significant legal expenses and liability.

        We are currently engaged in litigation on a variety of matters, including, in particular, several suits regarding our intellectual property rights. For information on our current material litigation and our current assessments, see Note 12 to our condensed consolidated financial statements included in Part 1, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2004, incorporated by reference in this prospectus and "Recent Developments." Our current assessment of each matter may change based on future unknown or unexpected events. Litigation requires the expenditure of significant time and resources, and is inherently unpredictable. If any litigation were to have an adverse result that we did not expect, there could be a material impact on our results of operations or financial position.

We face considerable business and financial risks as a result of our acquisition of CARD.

        We consummated our acquisition of CARD on May 13, 2004. Our acquisition of CARD and any other future potential acquisitions may not produce the revenues, earnings or business synergies that we anticipate, and the acquisition of CARD may not perform as expected for a variety of reasons, including:

  •
  difficulties in the integration of the operations, technologies, products and personnel of CARD, including those caused by national, geographic and cultural differences;

  •
  risks of entering markets in which we have no or limited prior experience;

  •
  difficulties in the use, development or sale of CARD's intellectual property or future or present products;

  •
  potential loss of employees;

  •
  currency fluctuations or changes in exchange rates in connection with CARD's sales to customers in foreign currencies;

  •
  diversion of management's attention away from other business concerns; and

  •
  expenses of any undisclosed or potential legal liabilities of CARD.

        In particular, CARD is an Austrian company, the acquisition of which substantially increases our exposure to the risks of international operations, and we may have difficulty integrating CARD's financial systems with ours. Additionally, all of the risks applicable to our business also apply to CARD's business. Any one or a combination of these factors may cause our revenues or earnings to decline.

Our products currently in development may not achieve commercial success.

        A number of our products are in various stages of development. We believe that our future success will depend in large part upon our ability to enhance our existing products and to develop, introduce and market new products and improvements to our existing products. As a result, we expect, as needed, to continue to make a significant investment in product development. Our development of products is dependent on factors such as reaching definitive agreements with third parties and obtaining requisite governmental approvals.

        Future technological advances in the gaming products industry may result in the availability of new products (or increase the efficiency of existing products). If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access such technology or its use may involve substantial capital expenditures which we may be unable to finance. We cannot assure you that existing, proposed or as yet undeveloped technologies will not render our technology less profitable or less viable, or that we will have available the financial and other resources to compete effectively against companies possessing such technologies.

        While we are pursuing and will continue to pursue product development opportunities, there can be no assurance that such products will come to fruition or become successful. Furthermore, while a number of those products are being tested, we cannot provide any definite date by which they will be commercially available. We cannot assure you that these products will prove to be commercially viable, or that we will be able to obtain the various gaming licenses necessary to distribute them to our customers. We may experience operational problems with such products after commercial introduction that could delay or defeat the ability of such products to generate revenue or operating profits. Future operational problems could increase our costs, delay our plans or adversely affect our reputation or our sales of other products which, in turn, could materially adversely affect our success and our ability to satisfy our obligations with respect to our indebtedness. We cannot predict which of the many possible future products will meet evolving industry standards and consumer demands. We cannot assure you that we will be able to adapt to such technological changes or offer such products on a timely basis or establish or maintain a competitive position.

We compete in a single industry, and our business would suffer if our products become obsolete or demand for them decreases.

        We derive substantially all of our revenues from the sale, lease and licensing of products for the gaming industry. Our business would suffer if the gaming industry in general, and table games in particular, suffered a downturn or loss in popularity, if our products became obsolete or if use of our products decreased. Our operating lease agreements with our customers are typically month-to-month leases and provide that they can be terminated upon 30 days' prior notice by either party. Accordingly, consistent demand for and satisfaction with our products by our customers is critical to our financial condition and future success, and problems, defects or dissatisfaction with our products could cause us to lose customers or our revenues from leases with minimal notice. Additionally, our success depends on our ability to keep pace with technological changes and advances in our industry and to adapt and improve our products in response to evolving customer needs and industry trends. If demand for the our products weakens due to lack of market acceptance, technological change, competition or other factors, our business, financial condition and results of operations and our ability to achieve sufficient cash flow to service our indebtedness will be materially adversely affected.

We operate in a very competitive business environment.

        There is intense competition in the gaming products industry. The development of new competitive products or the enhancement of existing competitive products in any market in which we operate could have a negative impact on our business in that market.

        In the Utility Products segment, we compete with other suppliers of similar utility-type products designed or marketed for the "table-pit" area of the casino. For example, several companies have developed and are marketing shufflers and are likely working to develop and obtain regulatory approvals of additional shuffler products. Those companies include VendingData, a U.S. company that markets batch and continuous versions of its multi-deck shuffler, the Random Ejection Shuffler™, and Ten Stix, Inc., a U.S. company that markets the Pro Shuffler™. We cannot provide assure you that a competitive product will not gain substantial placements or cause price erosion of our shufflers in the future.

        With respect to our efforts to develop the player tracking and data gathering technologies of our Intelligent Table System, we believe that several existing gaming companies are working to develop similar competitive technologies. These companies, or others, may own intellectual property that is either superior to ours, has priority over ours or prevents us from marketing our Intelligent Table System without a license arrangement concerning such intellectual property.

        In our Entertainment Products segment, we compete with other gaming and entertainment products, including slot games, poker, sportsbook, keno, public domain table games such as blackjack, and other proprietary table games for space on the casino customer's floor. The market for table games is characterized by numerous competitors who develop and license proprietary table games. Some of our competitors' widely known proprietary table game titles include but are not limited to Mikohn Gaming Corporation's Caribbean Stud®, Galaxy Gaming's Lucky Ladies™ and Masque Publishing's Spanish 21®, among others.

        We cannot assure you that we will be able to compete effectively in this market, or that our competitors will not develop superior technologies or products.

If we do not retain our key personnel and attract and retain other highly skilled employees our business will suffer.

        If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer. The success of our business is heavily dependent on the leadership of our key management personnel and on our key employees. Our employment contracts with our corporate officers and certain other key employees are primarily "at will" employment agreements, under which the employee or we may terminate employment. If any of these persons were to leave our company it would be difficult to replace them, and our business would be harmed. We do not have key-man life insurance.

        Our success also depends on our ability to recruit, retain and motivate highly skilled service, sales, marketing and engineering personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel.

A downturn in general economic conditions or in the gaming industry or a reduction in demand for gaming may adversely affect our results of operations.

        Our business operations are affected by international, national and local economic conditions. A recession or downturn in the general economy, or in a region constituting a significant source of our customers, or a reduction in demand for gaming, could harm the health of casino operators and our other customers, and consequently result in fewer customers purchasing or leasing our products, which would adversely affect our revenues.

Acts of terrorism as well as other factors affecting discretionary consumer spending and travel, have impacted our industry and may harm our operating results.

        The terrorist attacks of September 11, 2001 and other recent terrorist incidents have had a significant impact on the travel, tourism and gaming industries in which our customers operate. The significant reduction in both business and leisure travel following the September 11th event significantly reduced patronage of or visits to our customers' properties, particularly in Las Vegas, with the result that many of our customers' operating results declined significantly. These events, the potential for future terrorist attacks, the national and international responses to terrorist attacks and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations. Future acts of terror or hostilities may again reduce our customers' guests' willingness to travel, with the result that our customers' operations will suffer, which could have an impact on our operating results.

Economic, political and other risks associated with our international sales and operations could adversely affect our operating results.

        Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales to customers outside the United States, primarily Canada and the United Kingdom, accounted for 15% of our consolidated revenue in fiscal 2003. We expect the percentage of our international sales to increase in 2004 and thereafter due to our acquisition of CARD. Accordingly, our future results could be harmed by a variety of factors, including:

  •
  changes in foreign currency exchange rates;

  •
  exchange controls;

  •
  changes in regulatory requirements;

  •
  changes in a specific country's or region's political or economic conditions;

  •
  tariffs, other trade protection measures and import or export licensing requirements;

  •
  potentially negative consequences from changes in tax laws;

  •
  difficulty in staffing and managing widespread operations;

  •
  changing labor regulations;

  •
  requirements relating to withholding taxes on remittances and other payments by subsidiaries;

  •
  different regimes controlling the protection of our intellectual property;

  •
  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions; and

  •
  restrictions on our ability to repatriate dividends from our subsidiaries.

        Our international operations are affected by global economic and political conditions. Changes in economic or political conditions in any of the countries in which we operate could result in exchange rate movement, new currency or exchange controls or other restrictions being imposed on our operations.

        Fluctuations in the value of the U.S. dollar or the Euro may adversely affect our results of operations. Because our financial results are reported in dollars, if we generate sales or earnings in other currencies, the translation of those results into dollars can result in a significant increase or decrease in the amount of those sales or earnings.

We could face considerable business and financial risk in implementing acquisitions.

        As part of our overall growth strategy, we have in the past acquired, and will continue to seek to acquire, complementary products, assets and businesses. Although we regularly engage in discussions with respect to and investigate possible acquisitions, we do not currently have any understandings, commitments or agreements relating to any material acquisitions, except the acquisition of CARD discussed above. The CARD acquisition is currently expected to, and future acquisitions could, result in potentially dilutive issuances of equity securities, significant expenditures of cash, the incurrence of debt and contingent liabilities and an increase in amortization expenses, which could have a material adverse effect upon our business, financial condition and results of operations.

        The risks associated with acquisitions could have a material adverse effect upon our business, financial condition and results of operations. We cannot assure that we will be successful in consummating future acquisitions on favorable terms or at all or that any future acquisition will work out as we expect.

If our products contain defects, our reputation could be harmed and our results of operations adversely affected.

        Some of our products are complex and may contain undetected defects. The occurrence of defects or malfunctions could result in financial losses for our customers and in turn termination of leases, cancellation of orders, product returns and diversion of our resources. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and loss of sales.

Our business is subject to quarterly fluctuation.

        Historically, our revenues and earnings are highest in our fourth fiscal quarter ending October 31 and lowest in our first fiscal quarter ending January 31. Quarterly revenue and net income may vary based on the timing of the opening of new gaming jurisdictions, the opening or closing of casinos or the expansion or contraction of existing casinos, gaming regulatory approval or denial of our products and corporate licenses, the introduction of new products or the seasonality of customer capital budgets, and our operating results have historically been lower in quarters with lower sales. As a result, our operating results and stock price could be volatile, particularly on a quarterly basis.

Risks Related to our Common Stock

The price of our common stock has been volatile and could continue to fluctuate in the future

        During fiscal 2003, the closing price of our common stock on the Nasdaq National Market ranged from $10.97 to $21.87 per share and during fiscal 2004 (through July 28, 2004), the price has ranged from $19.53 to $39.55 per share. Our closing sale price on July 28, 2004 was $31.84 per share. Our stock price may fluctuate in response to a number of events and factors, such as variations in operating results, actions by various regulatory agencies, litigation, market perceptions of our financial reporting, changes in financial estimates and recommendations by securities analysts, the actions of rating agencies, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in our markets or general economic conditions.

We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

        The issuance of additional equity securities or securities convertible into equity securities would result in dilution of then-existing shareholders' equity interests in us. Our Board of Directors has the authority to issue, without vote or action of shareholders, up to 337,606 shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. If we issue convertible preferred stock, a subsequent conversion may dilute the current common shareholders' interest. Our Board of Directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue, without shareholder approval, up to 101,250,000 shares of common stock, of which approximately 23,207,057 shares were outstanding as of July 15, 2004. See "Description of Capital Stock."

You are required to dispose of your common stock if any gaming authority finds you unsuitable to hold them.

        By holding the shares of our common stock, you may be required to be found suitable by the gaming regulatory authorities who have jurisdiction over us and our subsidiaries. Further, you are required to dispose of your common stock if any gaming authority finds you unsuitable to hold them or in order to otherwise comply with gaming laws to which we are subject, as more fully described in the sections entitled "Regulation and Licensing."

Several provisions of Minnesota corporate law, our articles of incorporation, our bylaws and our shareholder rights plan could discourage, delay or prevent a merger or acquisition, even in situations that may be viewed as desirable by our shareholders.

        The Minnesota Business Corporation Act, our articles of incorporation and our bylaws contain provisions that may delay or prevent an attempt by a third party to acquire control of our company. These provisions include (i) authorizing our Board of Directors to issue "blank check" preferred stock having superior rights without shareholder approval, (ii) prohibiting us from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder unless certain requirements are met, and (iii) requiring disinterested shareholder approval for certain "control share acquisitions." These provisions could also discourage or impede a tender offer, proxy contest or other similar transaction involving control of us, even if viewed favorably by shareholders. In addition, we have adopted a shareholder rights plan that would likely discourage a hostile attempt to acquire control of us.

        On June 26, 1998, we adopted a shareholders' rights plan. The rights plan was implemented by distributing one preferred share purchase right for each outstanding share of our common stock held of record as of July 10, 1998, and directing the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially entitles holders of our common stock to buy one-hundredth of a share of our class A preferred stock at a price of $5.33 (as currently adjusted), subject to adjustment. The rights will generally become exercisable after a person or group acquires beneficial ownership of 20% or more of our common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of our common stock.

        If any person or group becomes the owner of 20% or more of our common stock, then, in lieu of the right to purchase class A preferred stock, each right will thereafter entitle its holder (other than an acquiring person or member of an acquiring group) to purchase shares of our common stock in an amount equal to the exercise price ($5.33, as currently adjusted) of one one-hundredth share of the preferred stock divided by 50% of the then-current market price of one share of common stock.

        In addition, if we are acquired in a merger or other business combination transaction, or sell 20% or more of our assets or earnings power then, in lieu of the right to purchase class A preferred stock, each right will thereafter generally entitle its holder to purchase common shares of the acquiring company using the same formula as for our common stock. The rights expire in June 2008 unless earlier redeemed or terminated. At the option of our Board of Directors, we generally may amend the rights or redeem the rights at $0.01 per right at any time prior to the time a person or group has acquired 20% of our common stock. See "Description of Capital Stock."

We have not paid cash dividends on our common stock and do not expect to do so.

        We have never declared or paid a cash dividend on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

USE OF PROCEEDS

        The net proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered by this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is traded on the Nasdaq National Market under the symbol "SHFL." The following table sets forth, for the periods indicated, the range of high and low closing prices for our common stock on the Nasdaq National Market. On July 28, 2004, the closing price of our common stock on the Nasdaq National Market was $31.84 per share.

	Common Stock Price
	High	Low
Fiscal Year Ended October 31, 2002
First Quarter	12.27	7.78
Second Quarter	16.27	10.30
Third Quarter	15.33	9.47
Fourth Quarter	16.16	10.49
Fiscal Year Ended October 31, 2003
First Quarter	16.63	11.47
Second Quarter	15.37	10.97
Third Quarter	20.23	15.07
Fourth Quarter	21.87	17.54
Fiscal Year Ending October 31, 2004
First Quarter	25.25	19.53
Second Quarter	35.61	22.57
Third Quarter (through July 28, 2004)	39.55	31.08

        As of April 30, 2004, there were 282 holders of record of our common stock. There are a significantly greater number of shareholders whose shares are held in street name.

        We have not paid any cash dividends on our common stock and have no plans to pay any cash dividends for the foreseeable future.

REGULATION AND LICENSING

        Overview.    We are subject to a wide range of complex gaming laws and regulations in the 187 jurisdictions in which we are licensed. Jurisdictions include both individual states and Native American tribal lands domestically and individual provinces and countries internationally. Jurisdictions require that we be licensed, that our key personnel be found suitable or be licensed, and that our products be reviewed and approved before placement. Additionally, in most jurisdictions, any beneficial owner of our common stock is subject to being required to file applications with gaming regulatory authorities and undergo investigation to be found suitable or qualified as such. The gaming laws and regulations of most jurisdictions provide that beneficial owners of 5% or more of our common stock are subject to reporting procedures and may be subject to background investigations, including submission of personal and financial information required to be licensed, qualified or found suitable. Furthermore, most jurisdictions have ongoing reporting requirements for certain transactions and are concerned with our accounting practices, internal controls, business relationships, and the fair operation of our products. Gaming regulatory requirements vary from jurisdiction to jurisdiction and licensing, approval, and processes related to findings of suitability of us, our products, our key personnel, and certain shareholders can be lengthy and expensive.

        General Regulatory Licensing and Approvals.    We intend to maintain our existing licenses and to seek the necessary licenses, approvals and findings of suitability of us, our products and our management personnel in new jurisdictions where sales opportunities are anticipated. We have never been denied a license, permit or approval necessary to do business in any jurisdiction, nor had a license suspended or revoked. However, there can be no assurance that new licenses, approvals or findings of suitability will be obtained or that our existing licenses will not be revoked, suspended or conditioned. If a license, approval or finding of suitability is required by a regulatory authority and we fail to seek or do not receive the necessary license or finding of suitability, then we may be prohibited from distributing our products for use in the respective jurisdiction or may be required to provide our products through other licensed entities at a reduced profit to us. There can also be no assurance that we will be able to obtain the necessary approvals for our products as they are developed. In addition, changes in legislation or in judicial or regulatory interpretations could occur which could adversely affect us.

        We are licensed as a manufacturer and distributor of gaming devices, an operator of inter-casino linked systems and a slot route operator in Nevada. We are a gaming-related casino service industry licensee in New Jersey and hold supplier, manufacturer and distributor licenses in numerous other jurisdictions throughout North America and elsewhere. Due to similarities in jurisdictional regulatory transaction reporting, as well as manufacturer, distributor, and product licensing requirements, only the specifics of Nevada gaming law requirements are provided below as being representative of gaming regulations to which we are subject in other jurisdictions.

        Nevada Regulatory Matters.    We are subject to the Nevada Gaming Control Act (the "Nevada Act") and to the licensing and regulatory control of the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission"), and various local, city and county regulatory agencies (collectively, the "Nevada Gaming Authorities").

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the character of persons having any direct or indirect involvement with gaming to prevent unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) application of appropriate accounting practices and procedures; (iii) maintenance of effective control over the financial practices and financial stability of licensees, including procedures for internal controls and the safeguarding of assets and revenues; (iv) record-keeping and reporting to the Nevada

Gaming Authorities; (v) fair operation of games; and (vi) the raising of revenues through taxation and licensing fees.

        We are registered with the Nevada Commission as a publicly traded corporation and are licensed as a manufacturer and distributor of gaming devices, an operator of inter-casino linked systems and a slot route operator. Such licenses are not transferable and require periodic payment of fees. The Nevada Gaming Authorities may limit, condition, suspend or revoke a license, registration, approval or finding of suitability for any cause deemed reasonable by such licensing agency. If it were determined that we violated gaming laws, then the approvals and licenses we hold could be limited, conditioned, suspended or revoked, and we, and the individuals involved, could be subject to substantial fines for each separate violation of the gaming laws at the discretion of the Nevada Commission. Each type of gaming device, slot game, slot game operating system, table game or associated equipment manufactured, distributed, leased, licensed or sold in Nevada must first be approved by the Nevada Board and, in some cases, the Nevada Commission. We must regularly submit detailed financial and operating reports to the Nevada Board. Certain loans, leases, sales of securities and similar financing transactions must also be reported to or approved by the Nevada Commission.

        The Nevada Commission may require anyone having a material relationship or involvement with us to be found suitable or licensed, in which case those persons are required to pay the costs and fees of the Nevada Board in connection with the investigation. We customarily reimburse such costs and fees. Any person who acquires more than 5% of our voting securities must report the acquisition to the Nevada Commission; any person who becomes a beneficial owner of 10% or more of our voting securities is required to apply for a finding of suitability. Under certain circumstances, an "Institutional Investor," as such term is defined in the regulations of the Nevada Commission, which acquires more than 10% but not more than 15% of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability requirements, provided the Institutional Investor holds the voting securities for investment purposes only. The Nevada Commission has amended its regulations pertaining to Institutional Investors to temporarily allow an Institutional Investor to beneficially own more than 15%, but not more than 19%, if the ownership percentage results from a stock repurchase program. These Institutional Investors may not acquire any additional shares and must reduce their holdings within one year from constructive notice of exceeding 15%, or must file a suitability application. An Institutional Investor will be deemed to hold voting securities for investment purposes only if the voting securities were acquired and are held in the ordinary course of business as an Institutional Investor and not for the purpose of causing, directly or indirectly, the election of a majority of our Board of Directors, any change in our corporate charter, bylaws, management, policies or our operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only.

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission may be found unsuitable based solely on such failure or refusal. The same restrictions apply to a record owner if the record owner, when requested, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a gross misdemeanor. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we:

  (i)
  pay that person any dividend or interest upon our voting securities;

  (ii)
  allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; or

  (iii)
  give remuneration in any form to that person.

        If a stockholder is found unsuitable, then we may be found unsuitable if we fail to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities for cash at fair market value.

        The Nevada Commission may also, in its discretion, require any other holders of our debt or equity securities, such as our common stock, to file applications, be investigated and be found suitable to own our debt or equity securities. The applicant stockholder is required to pay all costs of such investigation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the regulations of the Nevada Commission, we may be sanctioned, including the loss of our approvals, if, without the prior approval of the Nevada Commission, we:

  (i)
  pay to the unsuitable person any dividends, interest or any distribution whatsoever;

  (ii)
  recognize any voting right by such unsuitable person in connection with such securities;

  (iii)
  pay the unsuitable person remuneration in any form; or

  (iv)
  make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Commission at any time, and to file with the Nevada Commission, at least annually, a list of our shareholders. The Nevada Commission has the power to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada Act and the regulations of the Nevada Commission. However, to date, the Nevada Commission has not imposed such a requirement on us.

        We may not make certain public offerings of our securities without the prior approval of the Nevada Commission. The registration of the common stock will constitute a public offering requiring the prior approval of the Nevada Commission before the shelf registration statement covering the common stock can be declared effective. Accordingly, we will shortly file an appropriate application with the Nevada Board and the Nevada Commission to obtain the required public offering approval. However, we can give no assurance that such application will be granted on a timely basis or at all. Any representation to the contrary is unlawful.

        Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without prior investigation by the Nevada Board and approval of the Nevada Commission. Also, approvals are required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated. Nevada's gaming regulations also require prior approval by the Nevada Commission if we adopt a plan of recapitalization proposed by our Board of Directors in opposition to a tender offer made directly to our shareholders for the purpose of acquiring control of us.

        Other Jurisdictions.    All jurisdictions that have legalized gaming require various permits or approvals for and reporting of certain transactions by manufacturers and distributors of gaming devices, table games, and associated equipment. In general, such requirements are similar to those of Nevada.

        For a more complete summary of gaming regulations that affect our business, see "Gaming Regulation" in our Annual Report on Form 10-K for the year ended October 31, 2003, which is incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

        This prospectus describes certain general terms of our capital stock. For a more detailed description of these securities, we refer you to the applicable provisions of the Minnesota Business Corporation Act and our amended Articles of Incorporation.

        Pursuant to our amended Articles of Incorporation, our authorized capital stock consists of 101,250,000 shares of common stock, par value $0.01 per share, and 337,606 shares of class A junior participating preferred stock ("class A preferred stock"), par value $0.01 per share. As of July 15, 2004, we had outstanding approximately 23,207,057 shares of common stock and no shares of class A preferred stock outstanding.

Common Stock

        Subject to any preferential rights that our Board of Directors may grant in connection with the future issuance of preferred stock, each holder of our common stock is entitled to one vote per share on all matters voted upon by the shareholders. Cumulative voting for the election of directors is not permitted. Each holder of our common stock is entitled to receive ratably any dividends declared on our common stock by the Board of Directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of our common stock would be entitled to share ratably in all of our remaining assets. Our common stock has no subscription, redemption, conversion or preemptive rights. All outstanding shares of our common stock are fully paid and nonassessable. We do not intend to pay any cash dividends in the foreseeable future.

Preferred Stock

        Class A Preferred Stock:    On June 26, 1998, in connection with the adoption of our shareholder rights plan, our Board of Directors designated and established 337,606 shares of class A preferred stock. Holders of our class A preferred stock are entitled to one hundred votes on any matters submitted to vote by our shareholders, an aggregate dividend of one hundred times any dividend declared on our common stock and a liquidation preference of one hundred times any liquidation payment amount to our common shareholders. No shares of class A preferred stock have been issued.

        Undesignated Shares:    Under our amended Articles of Incorporation, our Board of Directors is authorized generally without shareholder approval to issue shares of preferred stock, from time to time, in one or more classes or series. Prior to the issuance of shares of each class or series, the Board of Directors is required by the Minnesota Business Corporation Act and our amended Articles of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Minnesota. The certificate of designation will fix for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, the following:

  •
  the number of shares constituting each class or series;

  •
  voting rights;

  •
  rights and terms of redemption (including sinking fund provisions);

  •
  dividend rights and rates;

  •
  dissolution;

  •
  terms concerning the distribution of assets;

  •
  conversion or exchange terms;

  •
  redemption prices; and

  •
  liquidation preferences.

        Our Board of Directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the preferred shares or which holders of the preferred shares might believe to be in their best interests.

Preferred Stock Purchase Rights

        On June 26, 1998, we adopted a shareholders' rights plan. The rights plan was implemented by distributing one preferred share purchase right for each outstanding share of our common stock held of record as of July 10, 1998, and directing the issuance of one preferred share purchase right with respect to each share of our common stock that shall become outstanding thereafter until the rights become exercisable or they expire as described below. Each right initially entitles holders of our common stock to buy one one-hundredth of a share of our class A preferred stock at a price of $5.33 (as currently adjusted), subject to adjustment. The rights will generally become exercisable after a person or group acquires beneficial ownership of 20% or more of our common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of our common stock.

        If any person or group becomes the owner of 20% or more of our common stock, then, in lieu of the right to purchase class A preferred stock, each right will thereafter entitle its holder (other than an acquiring person or member of an acquiring group) to purchase shares of our common stock in an amount equal to the exercise price ($5.33, as currently adjusted) of one one-hundredth share of the preferred stock divided by 50% of the then-current market price of one share of common stock.

        In addition, if we are acquired in a merger or other business combination transaction, or sell 20% or more of our assets or earnings power then, in lieu of the right to purchase class A preferred stock, each right will thereafter generally entitle its holder to purchase common shares of the acquiring company using the same formula as for our common stock. The rights expire in June 2008 unless earlier redeemed or terminated. At the option of our Board of Directors, we generally may amend the rights or redeem the rights at $0.01 per right at any time prior to the time a person or group has acquired 20% of our common stock.

Anti-Takeover Effects of Provisions of the Minnesota Business Corporation Act and Our Articles and Bylaws

        Several provisions of the Minnesota Business Corporation Act and our amended and restated articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

        Issuance of Preferred Stock.    Under the terms of our amended and restated articles of incorporation, all authorized and unissued shares of our capital stock are shares of common stock and are subject to redesignation by the Board of Directors. Our Board of Directors has the authority to establish the terms of authorized shares and issue such shares in one or more classes or series of preferred or other capital stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

        Prohibitions on Business Combinations.    Minnesota law prohibits certain "business combinations" between a Minnesota corporation with at least 100 shareholders, or a publicly-held corporation that has at least 50 shareholders, and an "interested shareholder" for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 10% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation, starting at 20%, from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with such shareholder.

        Minnesota law provides that during any tender offer a publicly-held corporation may not enter into or amend an agreement, whether or not subject to contingencies, that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly-held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value of the shares unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

        Election and Removal of Directors.    Our amended articles of incorporation do not provide for cumulative voting in the election of directors. Our amended and restated bylaws also provide that directors elected by our shareholders may be removed only upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for such directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

        Restriction on Control Share Acquisitions.    The Minnesota Control Share Acquisition Act requires disinterested shareholder approval for certain transactions. The Minnesota Control Share Acquisition Act applies only if:

  •
  the person acquiring the shares is an "acquiring person" which is a person (whether an individual or an entity) who acquires, owns or votes the "issuing public corporation's" stock,

  •
  the acquisition constitutes a "control share acquisition" which occurs when the "acquiring person's" ownership exceeds certain designated percentages, and

  •
  the shares acquired are shares of any "issuing public corporation" which is a corporation organized under the laws of the state of Minnesota which has at least 100 shareholders of record, or public reporting corporation which has at least 50 shareholders of record.

        The Minnesota Control Share Acquisition Act applies unless the "issuing public corporation" opts out of the statute in its articles of incorporation or bylaws which are approved by its shareholders. We have not opted out of such provisions.

        Under Minnesota law, a "control share acquisition" does not include, among other things, the following:

  •
  an acquisition under Minnesota Statutes relating to mergers, statutory share exchanges and sales of substantially all assets if the issuing public corporation is a party to the transaction,

  •
  an acquisition from the issuing public corporation, and

  •
  an acquisition pursuant to a cash offer for all of the issuing corporation's voting stock which has been approved by a majority vote of the members of a committee comprised of all of the disinterested members of the Board of Directors which was formed prior to the commencement or public announcement of the intent to commence, of the tender offer and pursuant to which the acquiring persons will become the owner of over 50% of the voting stock of the "issuing public corporation" outstanding at the time of the transaction.

Registrar and Transfer Agent

        Wells Fargo Bank Minnesota, N.A., Shareholder Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075, (800) 468-9716, is the registrar and transfer agent for the common stock.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

        The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-United States holder, but is not a complete analysis of all the potential tax consequences relating thereto. For the purposes of this discussion, a non-United States holder is any beneficial owner of our common stock that for United States federal income tax purposes is not a "United States person." For purposes of this discussion, the term United States person means:

  •
  an individual citizen or resident of the United States;

  •
  a corporation or a partnership (or other entity taxable as a corporation or a partnership) created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate whose income is subject to United States federal income tax regardless of its source; or

  •
  a trust (x) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a United States person.

        If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships which hold our common stock and partners in such partnerships should consult their tax advisors.

        This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-United States holder's special tax status or special circumstances. United States expatriates, insurance companies, tax-exempt organizations, dealers in securities, banks or other financial institutions, "controlled foreign corporations," "passive foreign investment companies," "foreign personal holding companies," corporations that accumulate earnings to avoid United States federal income tax and investors that hold our common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that may be subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-United States taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-United States holder should consult its tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

        Payments on our common stock will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder's adjusted basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

        Amounts treated as dividends paid to a non-United States holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividends or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-United States holder must provide a valid IRS Form W-8BEN or other successor form certifying qualification for the reduced rate.

        Dividends received by a non-United States holder that are effectively connected with a United States trade or business conducted by the non-United States holder are exempt from such withholding tax. In order to obtain this exemption, a non-United States holder must provide a valid IRS Form W-8ECI or other successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are generally taxed at the same graduated rates applicable to United States persons, net of allowable deductions and credits.

        In addition to the graduated tax described above, dividends received by a corporate non-United States holder that are effectively connected with a United States trade or business of such holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

        A non-United States holder may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is filed timely with the IRS. If a non-United States holder holds our common stock through a foreign partnership or a foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements.

Gain on Disposition of Common Stock

        A non-United States holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  •
  the gain is effectively connected with a United States trade or business of the non-United States holder or, if a tax treaty applies, attributable to a United States permanent establishment maintained by such non-United States holder;

  •
  the non-United States holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and other conditions are met; or

  •
  our common stock constitutes a United States real property interest by reason of our status as a "United States real property holding corporation" (a "USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock.

        We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, as long as our common stock is regularly traded on an established securities market, however, such common stock will be treated as United States real property interests only if the non-United States holder actually or constructively held more than 5 percent of such regularly traded common stock.

        Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to the United States federal income tax imposed on net income on the same basis that applies to United States persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding, provided any certification requirements are met. Gain described in the second bullet point above (which may be offset by United States source capital losses) will be subject to a flat 30% United States federal income tax. Non-United States holders should consult any applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

        Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld, together with other information. A similar report is sent to the holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected dividends or withholding was reduced or eliminated by an applicable tax treaty. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding (currently at a rate of 28%) will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-United States holder of our common stock if the holder has provided the certification described above that it is not a United States person or has otherwise established an exemption.

        Payments of the proceeds from a disposition effected outside the United States by a non-United States holder of our common stock made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) will apply to such a payment if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or a foreign partnership if (1) at any time during its tax year, one or more of its partners are United States persons who, in the aggregate hold more than 50 percent of the income or capital interest in such partnership or (2) at any time during its tax year, it is engaged in the conduct of a trade or business in the United States, unless the broker has documentary evidence that the beneficial owner is a non-United States holder and specified conditions are met or an exemption is otherwise established.

        Payment of the proceeds from a disposition by a non-United States holder of common stock made by or through the United States office of a broker is generally subject to information reporting and backup withholding unless the non-United States holder certifies as to its non-United States holder status under penalties of perjury or otherwise establishes an exemption from information reporting and backup withholding.

        Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-United States holder's United States federal income tax liability provided the required information is furnished timely to the IRS.

SELLING STOCKHOLDERS

        We are registering all 767,076 shares of our common stock for resale by the selling stockholders identified below. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. We issued 767,076 shares of common stock to Casinos Austria Aktiengesellschaft in connection with our acquisition of CARD. We agreed to register these shares pursuant to the Registration Rights Agreement, dated as of May 13, 2004, by and among our company and the selling stockholders.

        The table below lists the selling stockholders and the other information regarding the ownership of he common stock by each of the selling stockholders. Unless otherwise stated, each of the persons named in the table has the sole voting and investment power with respect to the common stock listed in the table opposite its, his or her name. Percentage ownership is based upon 23,207,057 shares of common stock outstanding, as of July 15, 2004.

	Shares Beneficially Owned Prior to the Offering(1)			Shares Beneficially Owned Subsequent to the Offering(1)(2)
			Shares Offered by This Prospectus
Name of Selling Stockholder
	Shares	Percent		Shares	Percent
Casinos Austria Aktiengesellschaft	767,076	3.3%	767,076	—	—

(1)
Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. To our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them except as noted otherwise.

(2)
Assumes the sale of all shares offered hereby.

PLAN OF DISTRIBUTION

        The selling stockholders and their successors, which term includes their transferees, pledgees or donees or their successors may sell our common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The securities may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

  •
  in the over-the-counter market;

  •
  otherwise than on such exchanges or services or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

        Our outstanding common stock is listed for trading on the Nasdaq National Market. In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        Broker-dealers or agents who participate in the sale of our common stock are "underwriters" within the meaning of Section 2(11) of the Securities Act. Selling stockholders who participate in the sale of the common stock may also be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders are deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

        The selling stockholders and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation. To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

        A selling stockholder may decide not to sell the common stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the underlying common stock by other means not described in this prospectus.

        With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

  •
  the specific common stock to be offered and sold;

  •
  the names of the selling stockholders;

  •
  the respective purchase prices and public offering prices and other material terms of the offering;

  •
  the names of any participating agents, broker-dealers or underwriters; and

  •
  any applicable commissions, discounts, concessions and other items constituting compensation from the selling stockholders.

        We entered into the registration rights agreement for the benefit of holders the common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling stockholders and Shuffle Master will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF THE SECURITIES

        The validity of shares of common stock will be passed upon for us by Larkin Hoffman Daly & Lindgren, Ltd., 1500 Wells Fargo Plaza, 7900 Xerxes Ave. S, Minneapolis, Minnesota 55431-1194.

EXPERTS

        The consolidated financial statements of Shuffle Master, Inc. as of October 31, 2003 and 2002, and for each of the three years in the period ended October 31, 2003, incorporated in this prospectus by reference from Shuffle Master, Inc.'s Current Report on Form 8-K, dated April 15, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of CARD Casinos Austria Research and Development GmbH as of December 31, 2003 and 2002, and for each of the two years in the period ended December 31, 2003, incorporated in this prospectus by reference from Shuffle Master, Inc.'s Amendment No. 1 on Form 8-K/A, dated July 27, 2004, have been audited by Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered:

SEC registration fee	$3,069
Printing fees and expenses	5,000
Legal fees and expenses	100,000
Accounting fees and expenses	25,000

Total	$133,069

Item 15. Indemnification of Directors and Officers

        Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation's articles of incorporations or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

        Article VI of the Amended and Restated Bylaws of the Registrant provides that the Registrant shall exercise, as fully as may be permitted by law, its power of indemnification, and that the foregoing right of indemnification shall not be exclusive of other rights as to which a person shall be entitled as a matter of law.

Item 16. Exhibits and Financial Statement Schedule

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation of Shuffle Master, Inc. as amended July 15, 1992 and June 23, 1995 (Incorporated by reference to exhibit 3.2 in the Company's Report on Form 10-K for the year ended October 31, 1995).
3.2	Bylaws of Shuffle Master, Inc., as amended and restated (Incorporated by reference to exhibit 3.2 in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2002).
3.3
Articles of Amendment of Articles of Incorporation of Shuffle Master, Inc. dated October 26, 2000 (Incorporated by reference to exhibit 3.3 in the Company's Report on Form 10-K for the year ended October 31, 2000).

3.4
Articles of Amendment to the Articles of Incorporation of Shuffle Master, Inc. dated June 6, 2001 (Incorporated by reference to exhibit 10.28 in the Company's Report on Form 10-Q for the quarter ended July 31, 2001).
3.5
Articles of Amendment to the Articles of Incorporation of Shuffle Master, Inc. dated March 16, 2004 (Incorporated by reference to exhibit 3.1 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.1
Purchase Agreement, dated May 13, 2004, by and between Casinos Austria Aktiengesellschaft and CAI Casinoinvest Middle East GMBH on the one hand and Shuffle Master Management – Service GMBH and Shuffle Master GMBH on the other hand (Incorporated by reference to exhibit 10.1 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.2
Registration Rights Agreement, dated May 13, 2004 by and between Casinos Austria Aktiengesellschaft and Shuffle Master, Inc. on the other hand (Incorporated by reference to exhibit 10.2 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.3	Shareholder Rights Plan dated June 26, 1998 (Contained in our registration statement of Form 8-A filed on July 10, 1998).
5.1*	Opinion of Larkin Hoffman Daly & Lindgren, Ltd.
23.1*	Consent of Larkin Hoffman Daly & Lindgren, Ltd. (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH.
24.1*	Power of attorney (included on signature page).

*
Filed herewith.

Item 17. Undertakings

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii)
      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the Registration Statement.

    (2)
    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on July 30, 2004.

SHUFFLE MASTER, INC.

By:	/s/ MARK L. YOSELOFF
	Name:	Mark L. Yoseloff
	Title:	Chairman, Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark L. Yoseloff and Paul C. Meyer, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-3 under the Securities Act of 1933, including to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of July, 2004.

Signature	Title	Date

/s/ MARK L. YOSELOFF Mark L. Yoseloff	Chairman, Chief Executive Officer	July 30, 2004
/s/ PAUL C. MEYER Paul C. Meyer	President, Chief Operating Officer and acting Chief Financial Officer	July 30, 2004
/s/ DON R. KORNSTEIN Don R. Kornstein	Director	July 30, 2004
/s/ KEN ROBSON Ken Robson	Director	July 30, 2004
/s/ GARRY W. SAUNDERS Garry W. Saunders	Director	July 30, 2004

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Restated Certificate of Incorporation of the Company (incorporated herein by reference from Exhibit 3.2 to the Company's Form 8-K filed with the Commission on January 7, 2004).
3.2	Amended and Restated Bylaws of the Company (incorporated herein by reference from Exhibit 3.3 to the Company's Form 8-K filed with the Commission on January 7, 2004).
4.1
Purchase Agreement, dated May 13, 2004, by and between Casinos Austria Aktiengesellschaft and CAI Casinoinvest Middle East GMBH on the one hand and Shuffle Master Management – Service GMBH and Shuffle Master GMBH on the other hand (Incorporated by reference to exhibit 10.1 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.2
Registration Rights Agreement, dated May 13, 2004 by and between Casinos Austria Aktiengesellschaft and Shuffle Master, Inc. on the other hand (Incorporated by reference to exhibit 10.2 in the Company's Report on Form 10-Q for the quarter ended April 30, 2004).
4.3	Shareholder Rights Plan dated June 26, 1998 (Contained in our registration statement of Form 8-A filed on July 10, 1998).
5.1*	Opinion of Larkin Hoffman Daly & Lindgren, Ltd.
23.1*	Consent of Larkin Hoffman Daly & Lindgren, Ltd. (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP.
23.3*	Consent of Deloitte Touche Tohmatsu WirtschaftsprüfungsgmbH.
24.1*	Power of attorney (included on signature page).

*
Filed herewith.

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TABLE OF CONTENTS
DOCUMENTS INCORPORATED BY REFERENCE
AVAILABLE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
The Offering
Risk Factors
RISK FACTORS
Risks Related to Our Business
Risks Related to our Common Stock
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
REGULATION AND LICENSING
DESCRIPTION OF CAPITAL STOCK
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF OUR COMMON STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedule
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX